IRADIMED CORPORATION Reports Preliminary Unaudited Record Fourth Quarter and Full-Year 2024 Revenues

●	Reports preliminary fourth quarter 2024 revenue in the range of approximately $19.2 million to $19.4 million

●	Reports preliminary full-year 2024 revenue in the range of approximately $73.1 million to $73.3 million

●	Iradimed is scheduled to present at the 43rd Annual J.P. Morgan Healthcare Conference on January 15th, 2025, at 5:15 p.m. PT

Winter Springs, Florida, January 10, 2025 – iRadimed Corporation (the “Company” or “Iradimed”) (NASDAQ: IRMD), a leader in developing innovative Magnetic Resonance Imaging compatible medical devices, today reported preliminary unaudited revenue for the fourth quarter and fiscal year ended December 31, 2024.

Iradimed anticipates total revenue for the fourth quarter of 2024 to be in the range of approximately $19.2 million to $19.4 million, representing year-over-year growth of between 10% and 11% and sequential quarter-over-quarter growth of between 5% and 6%. Full-year 2024 total revenue is expected to be in the range of approximately $73.1 million to $73.3 million, compared to $65.6 million in the prior year period, representing year-over-year growth of between 11% and 12%. These figures are preliminary and unaudited, and actual revenues may differ.

“We are very pleased to announce our preliminary results for the fourth quarter of 2024, marking our highest quarterly revenue to date and extending our streak to fourteen consecutive quarters of record-breaking revenues,” said Roger Susi, President and Chief Executive Officer of Iradimed. “Furthermore, orders booked in the fourth quarter exceeded shipments, providing a robust backlog and enhancing our visibility as we enter 2025. We continue to experience increasing demand for our products and expect this trend to continue throughout 2025.”

Iradimed is providing the preliminary unaudited financial data due to planned investor meetings in connection with the 43rd Annual J.P. Morgan Healthcare Conference (“JPM 2025”) in San Francisco, California. Iradimed is scheduled to present at JPM 2025 on Wednesday, January 15th, 2025, at 5:15 p.m. Pacific Time. Interested parties may access a live and archived webcast of the JPM 2025 presentation on the “Events and Presentations” section of the Company’s investor website at https://www.iradimed.com/investors/events.

About iRadimed Corporation

iRadimed CORPORATION is a leader in developing innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We design, manufacture, market, and distribute MRI-compatible medical devices, accessories, disposables, and related services.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components that can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is essential to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design, allowing it to travel with the patient from the critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The Iradimed 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, or the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. In particular, such forward-looking statements include total revenue for the fourth quarter of 2024, full-year 2024 total revenue, and expectations that demand will continue to increase throughout 2025. Readers are cautioned not to rely on forward-looking statements, which speak only as of the date they are made. They reflect management's current estimates, projections, expectations, or beliefs and involve risks and uncertainties that could cause actual results and outcomes to be materially different.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Iradimed’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, those included in Part II, Item 1A, “Risk Factors” of the Company’s Quarterly Reports on Form 10-Q, and Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those otherwise described or updated from time to time in our other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Iradimed undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

John Glenn

Chief Financial Officer

iRadimed Corporation

(407) 677-8022

InvestorRelations@iradimed.com